Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Incentive Plan of ARCA biopharma, Inc. (formerly known as Nuvelo, Inc.) of our reports dated March 11, 2008 with respect to the consolidated financial statements of Nuvelo, Inc. and the effectiveness of internal control over financial reporting of Nuvelo, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

February 12, 2009